                                        , 1995



Pfizer Inc.
235 East 42nd Street
New York, New York  10017

Dear            :

          Pfizer Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, should the Company receive a proposal from a third party, whether solicited by the Company or unsolicited, concerning a possible business combination with, or the acquisition of a substantial share of the equity or voting securities of, the Company, the Board of Directors of the Company (the "Board") has determined that it is imperative that it and the Company be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that such a proposal might otherwise entail.

          Accordingly, the Board in the past has taken steps to reinforce and encourage the continued attention and dedication of members of the Company's management, yourself included, to their assigned duties without distraction in the face of potentially disturbing circumstances that could arise out of a proposal for a change in control of the Company. The Board has reviewed the terms of the Company's existing severance arrangements with you and has determined that it is appropriate to update and modify certain of such arrangements, all upon the terms set forth herein.

          In order to induce you to remain in the employ of the Company and its subsidiaries and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company and its subsidiaries is terminated subsequent to a Change in Control (as defined in Section 2 hereof) under the circumstances described below.

          1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through September 30, 1996; provided, however, the term of this Agreement shall automatically be extended for one additional year commencing on October 1, 1996 and each October 1 thereafter, unless, not later than June 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that, notwithstanding any such notice by the Company not

          , 1995
Page 2

to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of forty-eight (48) months beyond the expiration of the term in effect immediately before such Change in Control.

          2. CHANGE IN CONTROL. (i) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, and subject to the proviso set forth in clause (C) below, a "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (ii) You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company occurring after the date hereof, you will not voluntarily terminate your employment with the Company and its subsidiaries for a period of six (6) months from the

          , 1995
Page 3

occurrence of such potential change in control of the Company. If more than one potential change in control occurs during the term of this Agreement, the provisions of the preceding sentence shall be applicable to each potential change in control occurring prior to the occurrence of a Change in Control. For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (C) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power or the Company's then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

          3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2(i) hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(iv) hereof upon the subsequent termination of your employment with the Company and its subsidiaries during the term of this Agreement unless such termination is (A) a result of your death or Retirement, or (B) by you for other than Good Reason, or
(C) by the Company or any of its subsidiaries for Disability or for Cause.

          (i) DISABILITY; RETIREMENT. For purposes of this Agreement, "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family or your legal representative), and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement. For purposes of this Agreement, "Retirement" shall mean your voluntary termination of employment with the Company in accordance with the Company's retirement policy (excluding early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

          (ii) CAUSE. For purposes of this Agreement, "Cause" shall mean your willful breach of duty in the course of your

          , 1995
Page 4

employment, or your habitual neglect of your employment duties. For purposes of this Section 3(ii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Section 3(ii) and specifying the particulars thereof in detail.

          (iii) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances unless, in the case of paragraphs 3(iii)(A), (E), (F),
(G), or (H), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(v)) specified in the Notice of Termination (as defined in Section 3(iv)) given in respect thereof:

          (A) the assignment to you of any duties inconsistent with your status as an executive officer of Pfizer Inc., your removal from that position, or a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

          (B) a reduction by the Company or any of its subsidiaries in your annual base salary or bonus as in effect on the date hereof or as the same may be increased from time to time;

          (C)  the relocation of the office in which you are based to a location
     (i) outside of the Borough of Manhattan if the office in which you are based prior to the Change In Control is located in the Borough of Manhattan or (ii) outside of the Town of Groton, Connecticut or the Borough of Manhattan if the office in which you are based prior to the Change In Control is located in the Town of Groton, Connecticut;

          , 1995
Page 5

          (D) the failure by the Company to pay to you any portion of any installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

          (E) the failure by the Company or any of its subsidiaries to continue in effect any incentive compensation plan in which you participate prior to the Change in Control, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for you, or the failure by the Company or any of its subsidiaries to continue your participation in any such incentive plan on the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

          (F) except as required by law, the failure by the Company or any of its subsidiaries to continue to provide you with benefits at least as favorable as those enjoyed by you under the employee benefit and welfare plans of the Company and its subsidiaries, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, deferred compensation retirement and savings plans, in which you were participating at the time of the Change in Control, the taking of any action by the Company or any of its subsidiaries which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company or any of its subsidiaries to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control;

          (G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

          (H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
     Section 3(iv) below (and, if applicable, the requirements of Section 3(ii) above); for purposes of this Agreement, no such purported termination shall be effective.

          , 1995
Page 6

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

          (iv) NOTICE OF TERMINATION. Any purported termination of your employment by the Company and its subsidiaries or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (v)  DATE OF TERMINATION, ETC.  "Date of Termination" shall mean
(A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and
(B) if your employment is terminated pursuant to Section 3(ii) or (iii) above or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Section 3(iii) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and bonus) and continue you as a participant in all incentive compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 3(v). Amounts paid under this Section 3(v) are in addition to all other

          , 1995
Page 7

amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a Change in Control of the Company, as defined by Section 2(i), upon termination of your employment or during a period of Disability you shall be entitled to the following benefits, provided that such period of Disability or Date of Termination occurs during the term of this Agreement:

          (i) During any period that you fail to perform your full-time duties with the Company and its subsidiaries as a result of your Disability, you shall continue to receive an amount equal to your base salary and bonus at the rate in effect at the commencement of any such period through the Date of Termination for Disability. Thereafter, your benefits shall be determined in accordance with the insurance programs of the Company and its subsidiaries then in effect.

          (ii) If your employment shall be terminated by the Company or any of its subsidiaries for Cause or by you other than for Good Reason, the Company (or one of its subsidiaries, if applicable) shall pay you your full base salary and bonus through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to you pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to you under this Agreement.

          (iii) If your employment shall be terminated by reason of your death or Retirement, your benefits shall be determined in accordance with the retirement and insurance programs of the Company and its subsidiaries then in effect.

          (iv) If your employment by the Company and its subsidiaries shall be terminated by (a) the Company and its subsidiaries other than for Cause, your death, Retirement, or Disability or (b) you for Good Reason, then you shall be entitled to the benefits provided below:

          (A) The Company (or one of its subsidiaries, if applicable) shall pay you your full base salary and annual incentive payment through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due. For purposes of this Section 4(iv)(A) and the other provisions

          , 1995
Page 8

     of this Agreement, your annual incentive payment "in effect at the time the Notice of Termination is given" shall mean the greater of (i) the target amount of your annual incentive payment for the year in which the Notice of Termination is given and (ii) the amount of the annual incentive payment made to you in respect of the year immediately prior to the year in which the Notice of Termination is given.

          (B) The Company shall pay you, on a date that is no later than the fifth day following the Date of Termination, as severance pay to you a severance payment equal to 2.99 times the greater of (i) your "Base Amount" as such term is defined under Section 280G(b)(3) of the Code or (ii) the sum of (x) your full base salary and (y) annual incentive payment, in each case in effect at the time the Notice of Termination is given. In addition, the Company shall pay or otherwise transfer to you, on a date that is no later than the fifth day following the Date of Termination, amounts and property that you are eligible to receive in respect of awards made to you prior to the Date of Termination pursuant to the Company's Performance - Contingent Share Awards (or any successor long-term compensation plan or award in effect as of the Date of Termination) that remain outstanding as of the Date of Termination, such amounts and property to be calculated using the maximum number of shares, payments or other benefits that you could have received pursuant to all such outstanding awards.

               For purposes of this Section 4(iv)(B), your Base Amount shall be determined in accordance with Section 280G(b)(3) of the Code and with any proposed, temporary or final regulations promulgated under that Section in effect. In the absence of such regulations, if you were not employed by the Company (or any corporation affiliated with the Company (an "Affiliate") within the meaning of Section 1504 of the Code or a predecessor of the Company) during the entire five calendar years (the "Base Period") preceding the calendar year in which a Change in Control of the Company occurred, your average annual compensation for the purposes of such determination shall be the average of your annual compensation for both complete and partial calendar years during the Base Period during which you were so employed, determined by annualizing any compensation (other than nonrecurring items) includible in your gross income for any partial calendar year. For purposes of the preceding sentence, compensation payable to you by the Company or any Affiliate or predecessor of the Company shall include every type and form of compensation includible in your gross

          , 1995
Page 9

     income in respect of your employment by the Company or any Affiliate or predecessor of the Company, including compensation income recognized as a result of your exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in proposed, temporary or final regulations promulgated under Section 280G of the Code defining base amount.

               The payment to be made to you pursuant to this Section 4(iv)(B) shall not be reduced by the amount of any other payment or the value of any benefit received or to be received by you in connection with your termination of employment or contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company or an Affiliate, predecessor or successor of the Company or any person whose actions result in a Change in Control of the Company or an Affiliate of such person).

          (C) In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement (the "Contract Payments") or in connection with your termination of employment or contingent upon a Change in Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to you, at the time specified in Section 4(iv)(D) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on Contract Payments and Other Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 4(iv)(C), and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total present value of the Contract Payments and Other Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to you ("Tax Counsel"), a Payment (in whole or in part) does not

          , 1995
Page 10

     constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

          (D) The Gross-Up Payments provided for in Section 4(iv)(C) hereof shall be made upon the earlier of (i) the payment to you of any Contract Payment or Other Payment or (ii) the imposition upon you or payment by you of any Excise Tax.

          (E) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under
     Section 4(iv)(C) hereof, you shall repay to the Company within five days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of

          , 1995
Page 11

     any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.

          (F) The Company shall also pay to you all legal fees and expenses reasonably incurred by you in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

          (G) (i) Upon the date of Termination, you (or your spouse or applicable beneficiary in the event of your death) will receive a benefit payable from the Company's general funds to be calculated using the benefit calculation provisions of the Pfizer Retirement Annuity Plan ("PRAP") and the Company's unfunded Supplemental Retirement Plan ("SRP") as if the provisions thereunder contained the assumptions set forth herein, and offset by any benefits actually payable under PRAP and SRP not taking into account the assumptions set forth herein. Any elections made under SRP for purposes of determining the form of payment will also apply for purposes of this benefit. The assumptions to be used in calculating your benefit are:
     (x) you have continued in the employ of the Company for an additional three years after the Date of Termination, and (y) you have earned annually from the Date of Termination to the date of your assumed continued employment pursuant to clause (x) above the same compensation you earned in the twelve months preceding the Date of Termination or in the twelve months preceding the Change of Control, if greater. In addition, the pension payable to you at age 55 (or upon the Date of Termination, if you are then age 55 or over) shall not be reduced because it is payable prior to age 65.

          (ii) There will be added three years to your actual age for determining whether you are age 55 or over for the purposes of your eligibility to commence receiving payments of benefits pursuant to Section 4(iv)(G)(i) above.

          (H) You shall be immediately eligible for all benefits, in addition to those described in Section 4(iv) (G) above, made available immediately prior to the Date of Termination to retirees of the Corporation, including, without limitation, retiree medical coverage and life insurance benefits, as if you had at the Date of Termination

          , 1995
Page 12

     satisfied the age and service conditions for coverage under the applicable provisions of the Company's employee benefit plans. If the Company is unable to provide you coverage under such plans, it shall provide you with separate comparable coverage.

          (I) Upon the Date of Termination (i) all restrictions and limitations on any "restricted" stock awards previously made to you pursuant to the Company's Stock and Incentive Plan or otherwise shall lapse and have no further force and effect and you shall be entitled to receive in respect thereof certificates evidencing shares of stock reflecting your right to vote, dispose, receive distributions and enjoy all other rights in respect of such stock free of the previously imposed restrictions and (ii) all options to purchase stock that are not vested shall immediately vest and become exercisable and all options to purchase stock then held by you shall remain in effect for the respective terms of such options notwithstanding any early termination provisions that otherwise would be applicable.

          (J) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise.

          5.  SUCCESSORS; BINDING AGREEMENT.

          (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          , 1995
Page 13

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

          6. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the first page of this Agreement with respect to the Company and on the signature page with respect to you, provided that all notices to the Company shall be directed to the attention of the Senior Vice President-General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, including Section 198 (1-a) of the New York Labor Law. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

          8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or

          , 1995
Page 14

enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          11. EFFECT ON EXISTING AGREEMENT. This Agreement supersedes and replaces that certain letter agreement, dated __________________, between you and the Company, which shall have no further continuing force or effect.


          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.



                                        Sincerely,

                                        Pfizer Inc.


                                        By:_____________________________________
                                           Name:
                                           Title:


Agreed to this ____ day
of       , 1995.


____________________________________